Exhibit 10.1

FIRST AMENDMENT

TO THE

PHASERX, INC. 2016 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO THE PhaseRx, Inc. 2016 Long-Term Incentive Plan (this “Amendment”), dated as of March 23, 2017, is made and entered into by PhaseRx, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the PhaseRx, Inc. 2016 Long-Term Incentive Plan (the “Plan”).

WHEREAS, Article 9 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time; and

WHEREAS, the Board desires to amend the Plan to revise its definition of “Fair Market Value” for purposes of awards granted pursuant to the Plan, with such revised definition to be effective as of the date of stockholder approval of this Amendment.

NOW, THEREFORE, in accordance with Article 9 of the Plan, the Company hereby amends the Plan, effective as of the date of stockholder approval of this Amendment, as follows:

1.             Section 2.22 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.22:

2.22          “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc., formerly known as Pink OTC Markets Inc.; or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

3.            Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

PHASERX, INC.

By:	/s/ Robert W. Overell
Name:	Robert W. Overell
Title:	President and CEO

Signature Page to

First Amendment